Vanguard California Intermediate-Term
Tax-Exempt Fund
Supplement to the Prospectus and Summary Prospectus
Dated March 28, 2013
Prospectus and Summary Prospectus Text Changes
The following text replaces similar text under ?Investment Advisor?:
Portfolio Managers
James M. D?Arcy, CFA, Portfolio Manager. He has managed the Fund since 2011 (co-managed since 2013).
Adam M. Ferguson, CFA, Portfolio Manager. He has co-managed the Fund since 2013.
Prospectus Text Changes
The following text replaces similar text for the California Intermediate-Term Tax-Exempt Fund under the heading Investment Advisor:
James M. D?Arcy, CFA, Portfolio Manager. He has worked in investment management since 1996; has managed investment portfolios since 1999;
and has managed the California Intermediate-Term and California Long-Term Tax-Exempt Funds since joining Vanguard in 2011 (co-managed the California Intermediate-Term Tax-Exempt Fund since 2013). Education: B.A., University of Colorado.
Adam M. Ferguson, CFA, Portfolio Manager. He has been with Vanguard since 2004; has worked in investment management since 2008; and has co-managed the California Intermediate-Term Tax-Exempt Fund since 2013. Education: B.S., Wilmington University.

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Vanguard Marketing Corporation, Distributor. PS 75 062013